UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER MICHAEL J. DRISCOLL, ED.D ETHAN C. ELZEN LISA NARRELL-MEAD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

Item 1: On April 3, 2020, Driver issued the following press release and letter to shareholders of the Company:

Driver Management Sets the Record Straight Following First United’s Attempts to Mislead Shareholders Ahead of 2020 Annual Meeting

Believes that First United Misused Shareholder Resources to Prompt a Maryland Regulator to Investigate Driver’s 2019 Stock Purchasing to Impede Driver’s Nomination of Three Highly-Qualified and Independent Director Candidates

Highly Concerned by First United’s Low-Road Campaign to Smear Driver’s Character and Undermine Confidence in Our Completely Unaffiliated Nominees

Clarifies that First United’s “Settlement Proposal” Was an Entrenchment Maneuver to Insulate Long-Tenured Directors and Isolate One of Driver’s Nominees on an Eleven-Member Board

Reminds Shareholders That Driver Will Seek Support for Its Slate of Three Nominees on the WHITE Proxy Card

NEW YORK, April 3, 2020 - Business Wire -- Driver Management Company LLC (“Driver”), the manager of an investment partnership that holds more than 5% of the outstanding shares of First United Corporation (NASDAQ: FUNC) (“First United” or the “Company”), today issued a letter to shareholders.

Driver has nominated three highly-qualified, independent candidates, Michael J. Driscoll, Ed.D, Ethan C. Elzen and Lisa Narrell-Mead, for election to First United’s eleven-member Board of Directors (the “Board”) at the Company’s 2020 annual meeting of shareholders (the “Annual Meeting”). We plan to send materials showing how to vote for these new, shareholder-nominated directors on the WHITE proxy card. We invite shareholders to visit www.RenovateMyBank.com to learn more about our case for change and our nominees.

Below is the full letter:

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Dear Fellow Shareholders,

We believe it is critical to set the record straight following First United’s recent effort to blatantly mislead you and mischaracterize key information about what we believe will be the most important Annual Meeting in the Company’s history.

As we first disclosed in our preliminary proxy statement filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2020 (the “Proxy Statement”), Driver was notified in January 2020 that the Maryland Office of the Commissioner of Financial Regulation (the “Maryland Commissioner”) had initiated an investigation into whether Driver should have filed a notice with the state regulator in advance of our fund’s purchase of First United common stock. As we also disclosed in the Proxy Statement, in February 2020, we submitted to the Maryland Commissioner a detailed explanation of why we believe that its investigation is not warranted by either fact or law, as the notice requirement was not triggered. A copy of our submission is available on our campaign website (www.RenovateMyBank.com). We encourage you to review the facts and legal analysis we presented to determine for yourselves whether the investigation into whether notice requirements were triggered by our 2019 share purchases has any merit.

We believe it requires no great logical leap to deduce that First United requested this probe in an effort to hurt Driver and hinder our campaign for sorely-needed and long overdue boardroom change. First United’s stubborn commitment to a standalone strategy at the expense of shareholder value, its apparent knowledge of the non-public investigation, and Carissa Rodeheaver’s extensive connections with regulators from her long association with the Maryland Bankers Association lead us to conclude that the Company’s leadership or its advisers persuaded the Maryland Commissioner to initiate an investigation based on an obscure, vague, and rarely-used statute. We suspect that First United hoped the mere fact of the investigation would misleadingly cast Driver in a negative light, intimidate Driver’s independent nominees, prevent Driver from voting its shares at the upcoming Annual Meeting and, most importantly, deprive shareholders of a choice in the election of directors.

Our belief that First United was the instigator of the Maryland Commissioner’s investigation has only been strengthened by the many misleading statements regarding regulatory matters made by First United since we terminated settlement discussions, a fact misrepresented in a press release issued by the Company. That same release also obfuscated the fact that First United was only offering to appoint one of Driver’s independent nominees to the eleven-member Board. We were further convinced after seeing the emphasis that the Company’s proxy statement placed on this notice statute that appears to have gone unused by the Maryland Commissioner in decades, while the proxy is otherwise surprisingly sparse in offering any reasons to vote for the Company’s incumbent director candidates.

Quite frankly, we see First United’s actions as a brazen attempt to interfere with shareholders’ fundamental right to elect directors of their own choosing. We believe that enlisting the intervention of an apparently friendly regulator is an act of desperation. First United has demonstrated that it has nothing to offer shareholders and that it fears the outcome of a fair election. Rather than trying to subvert shareholder democracy, First United should instead focus on the subject of this proxy contest—the merits of its own director nominees and, by extension, First United’s current strategy and prospects for increasing shareholder value.

We understand that the Maryland Commissioner has a job to do—to ensure the safety and soundness of Maryland’s banks—and our interests are aligned regarding First United. The unfortunate fact is that actions implemented by members of First United’s current management, including Carissa Rodeheaver, and endorsed by many current members of First United’s current Board, including, Kathryn Burkey, Robert Kurtz, John McCullough, Elaine McDonald, Gary Ruddell, Robert Rudy and Andrew Walls (the “Legacy Directors”), resulted in significant losses during the financial crisis, when regulators, including the Maryland Commissioner, had to step in to cause First United to conserve capital that First United put at risk.

We are concerned that the same blithe disregard for the potential dangers lurking in First United’s balance sheet and business model, as well as in the larger economy, that was demonstrated by First United prior to the financial crisis, remains evident today, making the need for change even more urgent. Carissa Rodeheaver and the Legacy Directors have a clear history of destroying shareholder value during the financial crisis. It is time to add new perspective and fresh thinking that is untainted by the Board’s groupthink to make sure the mistakes of the past are not repeated.

J. Abbott R. Cooper

Managing Member

Driver Management Company LLC

About Driver Management Company

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value. For information, visit www.drivermanagementcompany.com.

Contacts

Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of First United Corporation, a Maryland corporation (the “Corporation”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

Participants in the Solicitation

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Michael J. Driscoll, Lisa Narrell-Mead and Ethan C. Elzen.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 366,212 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 360,637 shares of Common Stock. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. As of the date hereof, Dr. Driscoll directly beneficially owns 4,500 shares of Common Stock. As of the date hereof, Ms. Narrell-Mead directly beneficially owns 650 shares of Common Stock. As of the date hereof, Mr. Elzen directly beneficially owns 425 shares of Common Stock.

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Item 2: On April 3, 2020, Driver posted the following materials to www.RenovateMyBank.com: